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                                                                  EXHIBIT 10.47


                                November 27, 2000



Yan Wang
1313 Geneva Dr
Sunnyvale, CA 94089

Dear Yan Wang:


        The Board of Directors (the "Board") of Sina.com, Inc. (the "Corporation") has determined that it is in the best interests of the Corporation and its stockholders to assure that the Corporation will continue to have your dedication and services notwithstanding the possibility, threat or occurrence of a Change in Control (as defined herein). The Board believes it is imperative to diminish the distraction that you would face by virtue of the personal uncertainties created by a pending or threatened Change in Control and to encourage your full attention and dedication to the Corporation currently and in the event of any threatened or pending Change in Control. Further, the Board desires to provide you with compensation and benefits arrangements upon a Change in Control which ensure that your compensation and benefits expectations will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Corporation to enter into this Agreement (the "Agreement").

        1. At-Will Employment. Your employment with the Corporation is and shall continue to be at-will as defined under applicable law, meaning that either you or the Corporation may terminate your employment relationship at any time for any or no reason. If your employment terminates for any reason following a Change in Control, you shall not be entitled to any payments, benefits, damages, award or compensation other than as set forth in this Agreement and pursuant to the Corporation's policies in place at the time of the termination.

        2. Effective Date; Term of the Agreement. This Agreement shall become effective upon the execution hereof by both you and the Corporation (the "Effective Date") and shall continue for up to twenty-four (24) months following the date on which a Change in Control occurs (the "Change in Control Date"). No benefits shall be payable hereunder unless there has been a Change in Control.


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        3. Certain Definitions.

           a. Change in Control. A Change in Control shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

               i. Acquisition of Stock by Third Party. Any Person (as defined in
Section 2(d) below) becomes the Beneficial Owner (as defined in Section 2(e) below), directly or indirectly, of securities of the Corporation representing fifty percent (50%) or more of the combined voting power of the Corporation's then-outstanding securities;

               ii. Change in Board of Directors. During any period of two (2) consecutive years after the Effective Date of this Agreement, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in (i), (iii), or (iv) of this definition) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;

               iii. Corporate Transactions. The effective date of a merger or consolidation of the Corporation with any other entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

               iv. Liquidation. The approval by the stockholders of the Corporation of a complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets; or

               v. Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Corporation is then subject to such reporting requirement.

           b. Approval Date. The Approval Date shall mean the date, if any, on which the stockholders of the Corporation approve a transaction the consummation of which would result in the occurrence of a Change in Control; provided, however, there shall not be deemed to be any Approval Date in the event that the transaction so approved by the stockholders does not


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occur. In the event that a Change in Control occurs as to which the stockholders have not approved the transaction which effects the Change in Control, the Approval Date shall be deemed to be the Change In Control Date.

           c. Exchange Act. The Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

           d. Person. Person shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Corporation, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation and (iii) any corporation owned, directly of indirectly, by the stockholders of the Corporation in substantially the same proportion as their ownership of stock of the Corporation.

           e. Beneficial Owner. Beneficial Owner shall have the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner shall exclude any Person otherwise becoming a Beneficial Owner by reason of the stockholders of the Corporation approving a merger of the Corporation with another entity.

        4. Benefits Upon a Change in Control Regardless of Termination. In the event of a Change in Control, and regardless of whether or not you suffer a termination of employment after the Approval Date, and provided such Change in Control is not effected by a merger or asset sale in which the successor corporation will assume outstanding awards or substitute alternative awards, the vesting and exercisability of each outstanding option and stock purchase right (collectively, the "Award") shall accelerate such that the Award shall become fully vested and exercisable, and any repurchase right of the Corporation with respect to shares issued upon exercise of the Award shall lapse as to all of the shares subject to such repurchase right immediately prior to consummation of the transaction.

        5. Benefits Upon a Termination Following a Change in Control. You shall be entitled to the benefits provided in Section 6(b) upon a termination of your employment (which termination occurs after the Approval Date but during the term of this Agreement), other than a termination by the Corporation due to your death or Disability (as defined in Section 5(a) below), by the Corporation for Cause (as defined in Section 5(b) below), or by you other than for Good Reason (as defined in Section 5(c) below).

           a. Definition of Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability".


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           b. Definition of Cause. Termination by the Corporation of your employment for "Cause" shall mean termination (i) upon your willful and continued failure to perform substantially your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination for Good Reason) after a written demand for substantial performance is delivered to you by the Board which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (ii) upon your willful and continued failure to follow and comply substantially with the specific and lawful directives of the Board, as reasonably determined by the Board (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially followed or complied with the directives of the Board, (iii) upon your willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Corporation, or (iv) upon your willful engagement in illegal conduct which is materially and demonstrably injurious to the Corporation. For the purposes of this definition, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith. Notwithstanding the foregoing, you shall not be deemed terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to you, an opportunity for you, together with your counsel, to be heard before the Board and a reasonable opportunity to cure), finding that in the Board's good faith opinion you were guilty of conduct which constitutes Cause and specifying the particulars thereof in reasonable detail. In the event of a Change in Control by reason of a Corporate Transaction pursuant to which the Corporation is not the surviving entity, then on and after the Change in Control Date all determinations and actions required to be taken by the Board under this definition shall be made or taken by the board of directors of the surviving entity, or if the surviving entity is a subsidiary, then by the board of directors of the ultimate parent corporation of the surviving entity.

           c. Good Reason. You shall be entitled to terminate your employment for Good Reason. For the purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after the Approval Date (but during the term of this Agreement, as set forth in Section 2 above) of any of the following circumstances unless, in the case of (i), (vi), (vii), or
(viii) below, such circumstances are fully corrected (provided such circumstances are capable of correction) prior to the Date of Termination specified in your Notice of Termination given in respect thereof:


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               i. the assignment to you of any duties inconsistent with the position in the Corporation that you held immediately prior to the Approval Date, a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to the Approval Date, or any other action by the Corporation that results in a material diminution in your position, authority, title, duties or responsibility;

               ii. the Corporation's reduction of your annual base salary or targeted annual cash incentive bonus as in effect on the Approval Date or as the same may be increased from time to time;

               iii. the relocation of the Corporation's offices at which you are principally employed immediately prior to the Approval Date (your "Principal Location") to a location more than fifteen (15) miles from such location or the Corporation's requiring you, without your written consent, to be based anywhere other than your Principal Location, except for required travel on the Corporation's business to an extent substantially consistent with your present business travel obligations;

               iv. the Corporation's failure to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Corporation within seven (7) days of the date such compensation is due;

               v. the Corporation's failure to continue in effect any material compensation or benefit plan or practice in which you are eligible to participate in on the Approval Date (other than any equity based plan), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Corporation's failure to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Approval Date;

               vi. the Corporation's failure to continue to provide you with benefits substantially similar in the aggregate to those enjoyed by you under any of the Corporation's life insurance, medical, health and accident, disability, pension, retirement, or other benefit plans or practices in which you and your eligible family members were eligible to participate in on the Approval Date (other than any equity based plans), the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits, or the failure by the Corporation to provide you with the number of paid vacations days as to which you are entitled


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on the basis of years of service with the Corporation in accordance with the
Corporation's normal vacation policy in effect on the Approval Date;

               vii. the Corporation's failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement pursuant to
Section 8(a) of this Agreement; or

               viii. any purported termination of your employment by the Corporation that is not effected pursuant to a valid Notice of Termination (as defined above) and, if applicable, the requirements of the definition of Cause hereof, which purported termination by the Corporation shall not be effective for purposes of this Agreement.

Your right to terminate your employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

           d. Notice of Termination. Any purported termination of your employment by the Corporation or by you (other than termination due to death which shall terminate your employment automatically) shall be communicated by written Notice of Termination to the other party hereto in accordance with
Section 9. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision indicated.

           e. Date of Termination. Date of Termination shall mean:

               i. if your employment if terminated due to your death, the date of your death;

               ii. if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and

               iii. if your employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days from the date such Notice of Termination is given).


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                   Notwithstanding anything to the contrary contained in this definition, if within fifteen (15) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or otherwise; provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

        6. Compensation Upon Termination. Payment of any severance benefit is conditioned upon your executing the Corporation's standard form of release of claims and your continuing observance of your obligations under this Agreement and the Confidentiality Agreement described in Section 7 below. In all cases, upon termination of employment you will receive payment for all salary and unused vacation accrued as of the Date of Termination and your benefits will be continued under the Corporation's then-existing benefit plans and policies in accordance with such plans and policies in effect on the Date of Termination and in accordance with applicable law. In addition to such standard benefits, the benefits to which you are entitled upon termination of your employment, subject to Section 5 and the other terms and conditions of this Agreement, are:

           a. Termination for Cause or Voluntary Termination Other than for Good Reason. If your employment is terminated by the Corporation for Cause or if you voluntarily terminate your employment other than for Good Reason, you will not be entitled to any severance benefits.

           b. Termination Without Cause or Resignation for Good Reason. If, after the Approval Date of the Change in Control, but during the Term of the Agreement, your employment is terminated by the Corporation without Cause and other than as a result of death or Disability, or by you for Good Reason, you shall be entitled to the following benefits:

               i. Annual Bonus. You will receive a pro-rata amount of the full value of any targeted annual bonus established for you for the fiscal or calendar year, as applicable, in which such termination occurs, based on the number of months which you served during such year prior to the Date of Termination.

               ii. Lump Sum Salary and Bonus. You will be entitled to receive a lump sum payment equal to your annual base salary as in effect at the time the Notice of Termination is given or immediately prior to the Approval Date, whichever is greater; and the full value of your targeted annual bonus as in effect at the time the Notice of Termination is given or immediately prior to the Approval Date, whichever is greater;


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               iii. Health Insurance Benefits. If, as of the date of the
termination of your employment with the Corporation, you are eligible to continue your health insurance benefits under the terms of either the California Continuation Benefits Replacement Act ("Cal-COBRA"), or the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), as applicable, and if you timely and accurately elect to continue health insurance benefits for yourself and your dependents under Cal-COBRA or COBRA, the Corporation agrees to reimburse you for 100% of the applicable premiums for yourself and your eligible dependents for the first eighteen (18) months as to which you and your dependents are eligible for such coverage.

               iv. D&O Insurance. The Corporation shall continue to carry you on its D&O insurance policy for 6 years following the Date of Termination at the Corporation's expense with respect to insurable events which occurred during your term as a director or officer of the Corporation, with such coverage being at least comparable to that in effect immediately prior to the Change in Control Date or the Approval Date (if different from the Change in Control Date, whichever is more favorable to you); provided, however, that (i) such terms, conditions and exceptions shall not be, in the aggregate, materially less favorable to you than those in effect on the Change in Control Date and (ii) if the aggregate annual premiums for such insurance at any time during such period exceed two hundred percent (200%) of the per annum rate of premium currently paid by the Corporation for such insurance, then the Corporation shall provide the maximum coverage that will then be available at an annual premium equal to two hundred percent (200%) of such rate.

               v. Acceleration of Stock Vesting. The vesting and exercisability of any unvested Award, and the lapsing of the Corporation's repurchase right (as applicable) with respect to shares of the Corporation's Common Stock purchased pursuant to the terms of the Award, shall accelerate as to all of your then-unvested shares subject to such Award, immediately prior to the Date of Termination.

               vi. Gross-Up. In the event that the severance and other benefits provided for in this Agreement constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") such that you are subject to the excise tax imposed by Section 4999 of the Code, then your benefits under this Agreement shall be payable in full and, in addition, the Corporation shall pay to you an amount (the "Gross-Up") equal to the full value of the excise tax imposed by Section 4999 of the Code with respect to such parachute payments. Any determination required under this
Section 6(b)(vi) shall be made in writing by the Corporation's independent public accountants, whose determination shall be conclusive and binding upon you and the Corporation for all purposes. For purposes of making the calculations required by this Section 6(b)(vi), the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on

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reasonable, good faith interpretations concerning the application of Section
280G and 4999 of the Code. The Corporation and you shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section. The Corporation shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section 6(b)(vi). The payment provided for in this Section 6(b)(vi) shall be made on the earlier of the date on which you would be required to pay, or the Corporation would be required to withhold, the amounts determined under Section 6(b)(vi); provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you, payable (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) on the fifth day after demand by the Corporation.

           c. Termination by Reason of Death or Disability. If your employment by the Corporation shall be terminated by reason of death or Disability, you will be entitled to continued payment of your full base salary at the rate then in effect on the Date of Termination for a period of one year from the Date of Termination.

           d. No Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this
Section 6 be reduced by any compensation earned by you as the result of employment by another employer or self-employment, by retirement benefits, by any amount claimed to be owed by you to the Corporation, or otherwise.

        7. Confidential Information. You continue to remain bound by the terms of the Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement") which you executed as a condition of your employment, including the non-solicitation clause therein and you acknowledge and agree that the provisions of the Confidentiality Agreement survive any termination of your employment relationship with the Corporation.

        8. Successors; Binding Agreement.

           a. Successor to Assume Agreement. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to


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perform this Agreement. Failure of the Corporation to obtain such assumption and agreement prior to the Change in Control Date shall be a breach of this Agreement and shall constitute Good Reason per Section 5(i)(vii) above, and shall entitle you to terminate your employment and receive the benefits described in Section 6(b), except that for purposes of implementing the foregoing, the Date of Termination shall not be as set forth in Section 5(e)(iii), but shall instead be the Change in Control Date.

           b. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

        9. Notice. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. All notices, requests, demands and other communications shall be addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

        10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Corporation under Section 6 shall survive the expiration of the Term of this Agreement. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.


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        11. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        13. Suits, Actions, Proceedings, Etc.

            a. Compensation During Dispute. If there is a dispute regarding the existence of Cause or Good Reason, the Corporation will advance to you 50% of the cash severance benefits and will reimburse you for 50% of the cost of your COBRA premiums (if you timely and accurately elect such coverage) as to which you would be entitled in the event that you prevail in the dispute, with the remainder to be paid in the event that the dispute is settled in your favor; provided, however, that you agree to repay such amounts if the dispute is not resolved in your favor.

            b. Legal Fees. The Corporation will pay all legal fees and expenses incurred by you in connection with disputes arising under this Agreement, including contesting or disputing any termination of employment, enforcing any right or benefit provided by this Agreement, or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided by the Agreement, unless such claim was made in bad faith as determined by the court or other body charged with making a determination on the underlying dispute. Any attorneys' fees and costs incurred by you will be advanced by the Corporation.

            c. Choice of Law; Arbitration. The internal laws of the State of California, United States of America, applicable to contracts entered into and wholly to be performed in California by California residents, without reference to any principles concerning conflicts of law, shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereunder. To the fullest extent allowed by law, any controversy, claim or dispute between you and the Company (and/or any of its owners, directors, officers, employees, volunteers or agents) relating to or arising out of your employment or the cessation of that employment will be submitted to final and binding arbitration in the county in which you work(ed) for determination in accordance with the American Arbitration Association's ("AAA") National Rules for the Resolution of Employment Disputes, as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law. The arbitrator shall issue a written decision, and shall have full authority to award all remedies which would be available in court. The Company shall pay the arbitrator's fees and any AAA administrative expenses. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract, torts, violation of public policy, discrimination, or any other employment-related claims under laws including but not limited to Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, and any other statutes or laws relating to an employee's relationship with his/her employer. However, claims for workers' compensation benefits and unemployment insurance (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented by you to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH YOU AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. This arbitration agreement is to be construed as broadly as is permissible under relevant law. This section is intended to comply with current California law on binding arbitration and shall be construed as such.

        14. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior severance agreement, is hereby terminated and canceled. Any of your rights hereunder shall be in addition to any rights you may otherwise have under the Corporations benefit plans of general application and under which you are a participant, including, but not limited to, any Corporation-sponsored employee benefit plans and stock options plans. Provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements.



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        If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter. A duly authorized officer of the Corporation will sign this letter and a fully executed copy will be returned to you, constituting our agreement on this subject. Unless and until accepted in writing by the Corporation, this Agreement is deemed to be neither executed nor effective.



                                        Sincerely,


                                        SINA.COM, INC.



                                        By: Daniel Chiang
                                            ----------------------------------

                                        Title: Chairman of the Board



Agreed and Accepted,
this _____ day of ___________, 2000.

____________________________________